Exhibit 99.1

November 14, 2013

BG Medicine, Inc. Appoints Stephen P. Hall as Chief Financial Officer

WALTHAM, Mass., Nov. 14, 2013 (GLOBE NEWSWIRE) — BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3® Test, announced today that its Board of Directors has appointed Stephen P. Hall, as the company’s Executive Vice President, Chief Financial Officer.

Mr. Hall most recently held the position of Vice President Finance — Treasurer, Principal Financial and Chief Accounting Officer at Stemline Therapeutics, a publicly traded clinical stage biopharmaceutical company, where he helped execute financings in excess of $100 million. Prior to joining Stemline Therapeutics, Mr. Hall served as Chief Financial Officer at both life science and medical device companies, including Orthocon, Inc., Helicos BioSciences Corporation, TriPath Imaging, Inc., and Colorado MEDtech.

“Steve Hall has demonstrated a long standing passion for and commitment to helping to build emerging commercial companies,” said Dr. Paul Sohmer, President and Chief Executive Officer at BG Medicine, Inc. “I am delighted to be working with him again. I know what he can do and I expect that Steve will make major contributions to our drive toward commercial success.”

Mr. Hall, a certified public accountant, began his professional career with Peat, Marwick, Mitchell & Co., in Chicago, IL. In addition to his experience as an operating CFO, he spent nearly 10 years in commercial banking. He received his AB degree from Harvard College and MBA from Stanford University Graduate School of Business.

Mr. Hall will replace Charles Abdalian, who has served as BG Medicine’s CFO since October 2012. The Board and I would like to thank Chuck Abdalian for his contributions to BG Medicine,” said Dr. Sohmer. “His tenacity and hard work are greatly appreciated. I wish him all the best going forward.”

About BG Medicine, Inc.

BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3® Test, is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com. The BG Medicine Inc. logo is available for download here

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: our expectations regarding our new CFO’s anticipated impact on our organization and our commercial success. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. These risks and uncertainties include, among other things, the factors discussed under the heading “Risk Factors” contained in BG Medicine’s annual report and quarterly reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and BG Medicine disclaims any obligation to update the information contained in this press release as new information becomes available.

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